                                  CLARCOR INC.
                EXHIBIT (11) - COMPUTATIONS OF PER SHARE EARNINGS


                                                                 SIX MONTHS ENDED
                                                        --------------------------------
                                                            JUNE 3,           MAY 28,
                                                             1995              1994
                                                        --------------------------------
AVERAGE SHARES OUTSTANDING
- --------------------------
1. Average number of shares                               14,783,915        14,826,865
2. Net additional shares resulting from assumed
       exercise of stock options*                            320,544           249,398
                                                        --------------------------------

3. Adjusted average shares outstanding for fully
       diluted computation (1 plus 2)                     15,104,459        15,076,263
                                                        --------------------------------
                                                        --------------------------------

Earnings per share of common stock:
   Primary                                                   $.60              $.55
                                                             ====              ====
   Assuming full dilution                                    $.59              $.55
                                                             ====              ====

* Assumes proceeds from exercise of stock options used to purchase treasury shares at the greater of the quarter-end or the average market price during the period.

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